Exhibit 99.3

TO HOLDERS OF 5 5/8% SENIOR NOTES DUE 2012 AND

5 7/8% SENIOR NOTES DUE 2015

AmerisourceBergen Corporation is offering to exchange (the “Exchange Offer”) up to $400,000,000 of their newly registered 5 5/8% Senior Notes due 2012 (“New 2012 Notes”) and up to $500,000,000 of their newly registered 5 7/8% Senior Notes due 2015 (“New 2015 Notes,” together with the New 2012 Notes, the “New Notes”) for their outstanding 5 5/8% Senior Notes due 2012 (“Old 2012 Notes”) and their outstanding 5 7/8% Senior Notes due 2015 (“Old 2015 Notes,” together with the Old 2012 Notes, the “Old Notes”).

Briefly, you may either:

a.	Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b.	Retain your Old Notes.

All tendered Old Notes must be received on or prior to                     , 2006 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Old Notes and the Letter of Transmittal, please call (214) 468-6464 or write J.P. Morgan Trust Company, National Association, Worldwide Securities Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75202, Attention: Mr. Frank Ivins.